Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 No. 333-184309 of our report dated July 27, 2012, relating to the consolidated financial statements of Ruckus Wireless, Inc. and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board’s Accounting Standards Update (ASU) 2009-13, Multiple Deliverable Revenue Arrangements and ASU 2009-14, Certain Revenue Arrangements that include Software Elements), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Jose, California

October 19, 2012